UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-12

                      CLAYMORE EXCHANGE-TRADED FUND TRUST 2

                (Name of Registrant As Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Logo: CLAYMORE (SM)
A GUGGENHEIM PARTNERS COMPANY


                            YOUR ASSISTANCE REGARDING
                                 [NAME OF FUND]
                                IS GREATLY NEEDED
                              PLEASE RESPOND TODAY


April 14, 2010

Dear Shareholder:

Your assistance is greatly needed. We have attempted to contact you several times and we desperately need your response. You have invested in [NAME OF FUND] which has not yet achieved the required quorum of shares for the 2010 Joint Special Meeting of Shareholders. Nearly all funds that were part of the special meeting have successfully reached a quorum and continued with their business. Even if you no longer own these shares, you are a shareholder as of the meeting's record date in November and the business of this Fund may not be able to continue without your vote. Please act now and cast a vote FOR, AGAINST, or ABSTAIN before the adjourned meeting on April 27th.

          IF THIS FUND DOES NOT REACH THE REQUIRED QUORUM OF SHARES BY
                      APRIL 27, IT WILL FACE LIQUIDATION.

We have enclosed another copy of your proxy ballot and a pre-paid business reply envelope for your convenience. The ballot includes options for casting your vote by phone and via the Internet. If you need another copy of the proxy statement or have any proxy-related questions, please call 1-866-796-1290 for assistance.

We truly need your proxy vote today. Thank you in advance for your help with this matter.

Sincerely,

/s/ J. Thomas Futrell
-----------------------------------------
    J. Thomas Futrell
    Chief Executive Officer
    Claymore Exchange-Traded Fund Trust 2

Claymore Advisors, LLC has borne all costs and expenses related to the preparation and distribution of these additional proxy materials and will continue to do so during the term of the Interim Advisory Agreement (as defined in the proxy statement).



       Claymore Funds o 2455 Corporate West Drive o Lisle, Illinois 60532